EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Bioscience, Inc.:

We consent to the incorporation by reference in the Registration Statement Numbers 333-53848, 333-104544, 333-135418, 333-151003, 333-174476, 333-189175 and 333-204760 on Form S-8, and 333-203552 on Form S-3, as amended, of Harvard Bioscience, Inc. and subsidiaries of our reports dated April 29, 2016, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Harvard Bioscience, Inc.

Our report dated April 29, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 due to material weaknesses related to:

•	Ineffective risk assessment process, including fraud risks, which failed to identify and analyze changes in the business and personnel and implement process level controls and monitoring activities responsive to those changes;

•	An ineffective control environment at Denville Scientific, Inc. (Denville), an operating subsidiary, over the assignment of authorities and responsibilities over financial reporting;

•	Ineffective general information technology controls (GITCs) to restrict or monitor users’ access within the ERP system at Denville and ensure user roles were adequately restricted, which resulted in inappropriate segregation of duties;

•	Ineffective design and operation of process level control activities related to:

•	financial statement reconciliations at Denville;

•	manual journal entries at Denville;

•	the measurement of inventory costs at Multi Channel Systems MCS GmbH, an operating subsidiary, and inventory reserve adjustments at Biochrom Limited, an operating subsidiary; and

•	the recognition, measurement, and disclosure of current and deferred income taxes.

Our report dated April 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Harvard Bioscience, Inc. acquired HEKA Elektronik (“HEKA”) during 2015, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2015, HEKA’s internal control over financial reporting associated with total assets of $6.3 million (of which $4.5 million represents goodwill and intangibles included within the scope of the assessment) and total revenues of $3.5 million in the consolidated financial statements of the Company as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of HEKA.

/s/ KPMG LLP

Boston, Massachusetts

April 29, 2016